Exhibit 99.(a-6)

THE ALGER FUNDS II

CERTIFICATE OF DESIGNATION

The undersigned, being the Secretary of The Alger Funds II (hereinafter referred to as the “Trust”), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 6.1 and Section 9.3 of the Amended and Restated Agreement and Declaration of Trust, dated February 18, 1997, as amended to date (hereinafter referred to as the “Declaration of Trust”) and by affirmative vote of a Majority of the Trustees at a meeting duly called and  held on September 14, 2010, the Declaration of Trust is amended as follows:

A.  Additional Portfolio.

(1)  There is hereby established and designated the Alger Emerging Markets Fund (the “New Portfolio”).  The beneficial interest in the New Portfolio shall be divided into Shares having a nominal or par value of one mill ($.001) per Share, of which an unlimited number may be issued, which Shares shall represent interests only in the New Portfolio.  The Trustees shall  have authority from time to time to authorize Classes of Shares for the New Portfolio (each of which Classes shall represent interests only in the New Portfolio), as they deem necessary and desirable.  Initially, there shall be three classes of Shares of the New Portfolio, the Class A Shares, Class C Shares and Class I Shares.  The Shares of the New Portfolio, and the Classes thereof, shall have the additional relative rights and preferences, shall be subject to the liabilities, shall have the other characteristics, and shall be subject to the powers of the Trustees, all as set forth in Article 6 of the Declaration of Trust, as from time to time in effect.  Without limitation of the foregoing sentence, each Share of such Series representing the beneficial interest of the New Portfolio shall be redeemable, shall be entitled to one vote, or a ratable fraction of one vote in respect of a fractional Share, as to matters on which Shares of such Series shall be entitled to vote, and shall represent a share of the beneficial interest of the New Portfolio, all as provided in the Declaration of Trust.

B.  Class Z Shares.

(1)  Unissued shares of Alger Spectra Fund, Alger Green Fund and Alger Dynamic Opportunities Fund (collectively, the “Existing Portfolios”) are hereby classified into and designated as “Class Z Shares,” of which an unlimited number may be issued.

(2)  The holders of Class Z Shares of the Existing Portfolios shall be considered Shareholders of such Series, and shall have the relative rights and preferences set forth herein and in the Declaration of Trust with respect to Shares of the Existing Portfolios, and shall also be considered Shareholders of the Trust for all purposes (including, without limitation, for purposes of receiving reports and notices and the right to vote) and, for matters reserved to the Shareholders of one or more other Classes or Series by the Declaration of Trust or by any instrument establishing and designating a particular Class or Series, or as required by the Investment Company Act of 1940 and/or the rules and regulations of the Securities and Exchange Commission thereunder (collectively, as from time to time in effect, the “1940 Act”) or other applicable laws.  The holders of Class Z Shares of the Existing Portfolios shall be entitled to one vote per Share, and to a fraction of a vote proportional to each fractional Share held, on all matters on which Class Z Shares shall be entitled to vote, all as provided in the Declaration of Trust.

(3)  The Class Z Shares of the Existing Portfolios shall be subject to such asset-based charges as may be imposed pursuant to a plan under Rule 12b-1 of the 1940 Act (a “Plan”) in effect for such Class, and/or to such service fees for the maintenance of shareholder accounts and personal services for such Class in such amounts as shall be determined by the Trustees from time to time, and the Shares of such Class may be issued and sold subject to such sales charges and/or contingent deferred sales charges, and upon such other terms, as may from time to time be determined by the Trustees and described in the Trust’s then current registration statement under the Securities Act of 1933 (the “Securities Act”).

(4)  The Trustees from time to time in office shall have the authority at any time and from time to time to reallocate assets and expenses or to change the designation of the Class Z Shares of the Existing Portfolios, or otherwise to change the special and relative rights of such Class or the Existing Portfolios, provided, that no such change shall adversely affect the rights of holders of outstanding Shares of such Class or the Existing Portfolios.

C.  Amendment.

(1)  Subject to the provisions and limitations of Section 9.3 of the Declaration of Trust and applicable law, this Certificate of Designation may be amended by an instrument signed in writing by a Majority of the Trustees (or by an officer of the Trust pursuant to the vote of a Majority of the Trustees), provided that, if any amendment adversely affects the rights of the Shareholders of the New Portfolio or the Existing Portfolios, such amendment shall be adopted by an instrument signed in writing by a Majority of the Trustees (or ay an officer of the Trust pursuant to the vote of a Majority of the Trustees) when authorized to do so by the vote in accordance with Section 7.1 of the Declaration of Trust of the holders of a majority of all the Shares of the New Portfolio or Existing Series, as the case may be, outstanding and entitled to vote.

The Trustees further direct that, upon the execution of this Certificate of Designation, the Trust, as contemplated by Section 9.4 of the Declaration of Trust, take all necessary action to file a copy of this Certificate of Designation with the Secretary of State of the Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned has set his hand and seal this 4th day of October, 2010.

/s/ Hal Liebes
Hal Liebes
Secretary

ACKNOWLEDGEMENT

State of New Jersey	)
):ss
County of Hudson	)

October 4, 2010

Then personally appeared the above named Hal  Liebes and acknowledged the foregoing instrument to be his free act and deed.

Before me,

/s/ Barbara C. Martin-Hart

Notary Public
My Commission Expires: July 21, 2013

BARBARA C. MARTIN-HART NOTARY PUBLIC OF NEW JERSEY My Commission Expires July 21, 2013